Exhibit 99.1
Contact
David Fraser / Corey Henry
Philip Morris International
T. +41 79 843 8603 / +1 (202) 679 7296
E. David.Fraser@pmi.com / Corey.Henry@pmi.com

Philip Morris International Announces Planned Leadership Succession:
Chairman of the Board Louis Camilleri to retire (effective immediately);
            André Calantzopoulos elected Executive Chairman of the Board (effective May 2021);
Lucio Noto appointed interim Chairman; and
Jacek Olczak elected Chief Executive Officer (effective May 2021)

LAUSANNE, Switzerland — Thursday, December 10 2020 — Philip Morris International Inc. (PMI) (NYSE: PM) today announced a long-planned leadership succession, which will be completed in May 2021. PMI’s current Chief Executive Officer, André Calantzopoulos, was appointed Executive Chairman of the Board, to take effect immediately prior to the Annual Meeting of Shareholders in May 2021. For personal reasons, the current Chairman, Mr. Louis Camilleri, expressed his desire to retire as of the day of this announcement. Consequently, Mr. Lucio Noto, PMI’s independent Presiding Director, will serve as interim Chairman until the succession of Mr. Calantzopoulos in May. PMI’s current COO, Jacek Olczak, will succeed Mr. Calantzopoulos as Chief Executive Officer immediately after the May meeting. It is anticipated that Mr. Olczak will also be nominated for election to the Board of Directors at the meeting. Mr. Olczak has served as PMI’s Chief Operating Officer since January 2018 and served as Chief Financial Officer from August 2012 through December 2018.

This planned succession promises a seamless transition and continuity of leadership. Messrs. Camilleri, Calantzopoulos, and Olczak have worked closely together since PMI became an independent company. They share a single strategic vision, and under their combined leadership, PMI has marked significant achievements, including its business transformation and indisputable leadership in the smoke-free product category.

Louis Camilleri said: “I am delighted to hand over the Chairman of the Board role to André following his decision to relinquish his CEO responsibilities. I am equally delighted to see Jacek named to the helm of the company as of May 2021. He is a worthy successor to André, given his track record with PMI and his leadership qualities. Contemplating my 40-year PMI career, it has been an enormous privilege to serve this wonderful company, its Board, its employees, and its shareholders. I want to wholeheartedly thank you all for this amazing journey that has made PMI the leading and most progressive tobacco company in the world. I am stepping down with the firm belief that the company is in great hands to accomplish its smoke-free vision.”

Speaking on behalf of the Board of Directors, Lucio Noto said: “The decisions announced today are the result of a rigorous and well-executed multi-year succession plan and are a clear demonstration of how well our company is governed. The Board is assured that under Jacek’s and André’s leadership and guidance, PMI will continue to innovate, prosper, and enhance shareholder value. I know I speak for all of us in expressing my profound gratitude to Louis for his enormous dedication and his tremendous contributions to our company throughout his stellar career. The members of the Board will all miss him dearly.”

André Calantzopoulos said: “It is an honor to follow in the footsteps of our Chairman and former CEO, Louis Camilleri. On behalf of the PMI leadership, I would like to express our profound appreciation for his amazing contributions to the success of our company and for his leadership, guidance, devotion, and, above all, humanity. Beyond the unrivaled executive, we will all miss an outstanding person and a friend.”

Mr. Calantzopoulos continued: “During my seven years as CEO, we have positioned PMI for the future and created better, science-based options for those adults who would otherwise continue to smoke. We have the world’s leading product portfolio in both combustible and smoke-free products, an outstanding management team, and a high-performing, fast-learning organization across the world. We are perfectly poised for continued success. I am very pleased to hand over the CEO responsibility to Jacek. Having worked closely with Jacek for decades, I know well that his passion for the company and our employees, drive for results, and deep knowledge of our products, systems, values, and investors make him the ideal leader to ensure the continued growth of our business and to deliver shareholder value.

“I want to express my gratitude to our Board, senior executives, employees, business partners, and shareholders for their support throughout my executive career. You have been an invaluable source of inspiration and strength, and I feel honored that I had the opportunity to work alongside all of you.”

Jacek Olczak commented: “I am humbled to have the opportunity to lead PMI. Working alongside André on PMI’s transformation, we have built the capabilities to continue delivering the unsmoke vision and beyond. I am committed to continuing to work with André in his new role and with the entire team at PMI to deliver on the enormous business opportunity of a smoke-free future, to the benefit of our consumers, shareholders, and society.”
Mr. Olczak, 55, has enjoyed a long career with Philip Morris. He joined the company in 1993 and worked in finance and general management positions across Europe, including as Managing Director of PMI’s markets in Poland and Germany and as President of the European Union Region before his appointment as CFO of PMI in 2012. He holds a master’s degree in economics from the University of Lodz, Poland.

The Board of Directors has also nominated a new director, Michel Combes, effective immediately.

Mr. Combes, a French businessman, is president of SoftBank Group International and oversees several Softbank portfolio companies. He was Chief Financial Officer and then CEO and a member of the board of directors of Sprint, CEO of Vodafone Europe, CEO of Alcatel-Lucent, CEO and Chief Operating Officer of Altice, and Chairman and CEO of SFR Group. Prior, he held several positions within French ministries, at France Telecom (including Senior Vice President and Chief Financial Officer), and at TDF (Télédiffusion de France).

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company, and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. In addition, PMI ships a version of its IQOS Platform 1 device and its consumables to Altria Group, Inc. for sale under license in the U.S., where the U.S. Food and Drug Administration (FDA) has authorized their marketing as a modified risk tobacco product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities, and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI’s smoke-free product portfolio includes heat-not-burn and nicotine-containing vapor products. As of Sept. 30, 2020, PMI estimates that approximately 11.7 million adult smokers around the world have already stopped smoking and switched to PMI’s heat-not-burn product, available for sale in 61 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com

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